Exhibit (d)(18)(i)

AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

GOLDMAN SACHS ASSET MANAGEMENT

THIS AMENDMENT is made as of October 1, 2015 (the “Amendment”), to the Investment Subadvisory Agreement dated as of September 30, 2010, as amended from time to time (the “Agreement”), between Transamerica Asset Management, Inc. (“TAM”) and Goldman Sachs Asset Management (the “Subadviser”), pursuant to which TAM has engaged the Subadviser to provide certain advisory services to Transamerica Commodity Strategy, a series of Transamerica Funds (the “Trust”), as well as Transamerica Cayman Commodity Strategy, each listed on Schedule A to this Amendment (each, a “Fund”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

The following sections are hereby added to the Agreement:

Registration Statement Disclosures.

The Subadviser represents, warrants and agrees that it has reviewed the Trust’s current registration statement on Form N-1A and any amendments or supplements thereto with respect to the Fund as provided to the Subadviser by TAM, (as so amended and supplemented from time to time, the “Registration Statement”) and agrees to review future amendments or supplements to the Registration Statement that relate to the Subadviser or its investment strategies, provided to the Subadviser by TAM, and represents and warrants that, solely with respect to the disclosure respecting or relating to the Subadviser as of the date of this Agreement, and as of the date of any future amendments or supplements to the Registration Statement, as applicable, the Registration Statement does not contain any untrue statement of any material fact or omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

With respect to the disclosure respecting the Fund, the Subadviser represents, warrants and agrees that the description in the Registration Statement, including the Fund’s investment objective and investment strategies (the “Description”), as of the date of this Agreement and as of the date of any future amendments or supplements to the Registration Statement, as applicable, is consistent in all material respects with the manner in which the Subadviser is then managing the Fund, and the identification and description of risks in the Registration Statement is inclusive of, and accurately describes in all material respects, all material risks known to the Subadviser that may arise in connection with the management of the Fund by the Subadviser.

In all other respects, the Agreement is confirmed and remains in full force and effect.

The parties hereto have caused this Amendment to be executed as of the day and year first above mentioned.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Vice President and Chief Investment Officer, Advisory Services

GOLDMAN SACHS ASSET MANAGEMENT

By:	/s/ Marci Green
Name:	Marci Green
Title:	Managing Director

Schedule A

Transamerica Funds

Transamerica Commodity Strategy

Transamerica Cayman Commodity Strategy